Exhibit 99.2

VOTING AGREEMENT

     VOTING AGREEMENT (this “Agreement”), dated as of February 1, 2006 between Emerson Electric Co., a Missouri corporation (“Parent”), and JANA Partners LLC (“Stockholder”).

     WHEREAS, in order to induce Parent and Atlanta Acquisition Sub, Inc.(“Merger Sub”) to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Artesyn Technologies, Inc., a Florida corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (the “Shares”).

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

     Section 1.01. Voting Agreement. Stockholder hereby agrees to vote or cause to be voted or exercise or cause to be exercised its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, and the Merger at any meeting of the stockholders of the Company (and at any adjournment thereof) or pursuant to actions by written consent at which such Merger Agreement (or, subject to Section 5.03, any amended version thereof) or the Merger are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote or cause to be voted any Shares in favor of, nor consent to nor cause consent to, and will vote such Shares against or cause such Shares to be voted against and not consent to nor cause consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement.

     Section 1.02. Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. Subject to the next sentence, the proxy granted by Stockholder pursuant to this Article 1 is irrevocable during the term of this Agreement and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder represents and warrants to Parent that:

      Section 2.01. Authorization. Stockholder has duly executed and delivered this Agreement and the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers and legal capacity of Stockholder and have been duly authorized by all necessary action. This Agreement is a valid and binding agreement of Stockholder. If Stockholder is married and the Shares set forth on Appendix A constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if Stockholder is not a natural person, violate the organizational documents of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

     Section 2.03. Ownership of Shares. Stockholder is the beneficial owner of and has the power to direct the voting of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 2.04. Total Shares. Except for the Shares, the options to acquire Shares, the warrants and the convertible notes set forth on Appendix A, neither the Stockholder nor any of its Affiliates or “associates” (as such term is defined under Rule 12b-2 of the Exchange Act) beneficially owns any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     Section 2.05. Finder’s Fees. Except as provided in Sections 4.1(u) and 4.2(g) of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Stockholder:

    Section 3.01. Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF STOCKHOLDER

     Stockholder hereby covenants and agrees that:

     Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide al l details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     Section 4.02. Other Offers. Stockholder shall not, directly or indirectly, take any action that the Company or its Representatives are prohibited from taking pursuant to Section 6.2 of the Merger Agreement. Stockholder will promptly advise and update Parent after receipt by Stockholder of an Acquisition Proposal in accordance with the notice provisions applicable to the Company as set forth in Section 6.2 of the Merger Agreement.

ARTICLE 5
MISCELLANEOUS

     Section 5.01. Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement; provided that Stockholder shall not be required to incur any material expenses in furtherance of the foregoing.

     Section 5.02. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

     Section 5.03. Termination. This Agreement shall terminate upon the earliest of (a) the date of termination of the Merger Agreement, (b) the Board’s making of an Adverse Recommendation Change in compliance with Section 6.2 of the Merger Agreement and (c) the date that the Merger Agreement is amended to reduce the merger consideration without Stockholder’s consent or otherwise amended in a manner that materially and adversely affects the Stockholder without Stockholder’s consent, and all rights and obligations of the parties under this Agreement shall immediately terminate, except that each party shall remain liable with respect to breaches of this Agreement occurring prior to such termination.

     Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

     Section 5.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     Section 5.08. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 5.09. Specific Performance. The parties hereto agree that Parent and Merger Sub would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

     Section 5.11. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address for notice thereto set forth in the Merger Agreement and (ii) if to Stockholder, to the address set forth on signature pagers hereto.

     Section 5.12. Stockholder Capacity. Notwithstanding anything else contained herein, no person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Stockholder signs solely in his capacity as the record holder and beneficial owner of Stockholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by Stockholder in his capacity as an officer or director of the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EMERSON ELECTRIC CO.

By:	/s/ Frank J. Dellaquila

	Name:	Frank J. Dellaquila
	Title:	Senior Vice President – Acquisitions and Development

JANA PARTNERS LLC

By:	/s/ Barry Rosenstein

	Name:	Barry Rosenstein
	Title:	Managing Partner

Address for Notices:

JANA Partners LLC
200 Park Avenue, Suite 3300
New York, New York 10166
Attention: General Counsel
Facsimile: 212-692-7695

Appendix A

Class of Security	Number Owned

Common Stock	4,361,065
Company Options	0
Finestar Warrants	0
Convertible Notes	0